Exhibit 99.2

CIMG Inc. Honored as “Most Investable Company Award” at the 10th Zhitong Finance Capital Market Annual Conference

BEIJING, Dec. 4, 2025 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its business partners’ sales growth and commercial value, today announced that the Company has been honored as the “Most Investable Company Award” at the 10th Zhitong Finance Capital Market Annual Conference and Listed Company Awards Ceremony, held in Shenzhen, China, on December 3, 2025.

The Zhitong Finance Capital Market Annual Conference, first launched in 2016, has evolved into a premier financial news and market data service platform for recognizing outstanding performance among listed companies in the Hong Kong and US stock markets. Its influence and credibility have earned widespread acclaim from global investors, making it a benchmark event in the industry.

The “Most Investable Company Award” specifically honors China, including Hong Kong based, U.S.-listed companies that demonstrate an exceptional business model and robust operational performance, consistently delivering value to investors while contributing to society through superior products or services.

“We are deeply honored to receive this recognition from Zhitong Finance” said Mr. Wenlong Tong, President of CIMG. “As a business group dedicated to the cryptocurrency and digital wellness industries, CIMG remains steadfast in our commitment to driving innovation, creating value for our shareholders, and contributing to the broader digital economy. This award inspires us to continue pushing boundaries and delivering exceptional performance for all our stakeholders. We extend our sincere gratitude to the conference jury, as well as to our investors, partners, and team members whose trust and support made this achievement possible.”

About CIMG Inc.

CIMG Inc. is a global business group in the digital health industry, built around cryptocurrency strategies. The company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive industry growth, helping clients maximize user acquisition and brand management value. Its current portfolio includes brands like Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There cannot be any assurance that the Company and Flock well enter into a definitive agreement. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech